PENNSYLVANIA
Department of State

Corporations

Business Entity Filing History

Date: 1/5/2009 (Select the link above to view the Business Entity's Filing History)

Business Name History

Name	Name Type
Axiom Management, Inc.	Current Name
ACTION INDUSTRIES, INC.	Prior Name
SkyFrames Communications, Inc.	Prior Name
Princeton Holdings, Inc.	Prior Name

Business Corporation - Domestic - Information

Entity Number:	115592
Status:	Active
Entity Creation Date:	
State of Business.:	PA
Registered Office Address:	% Ct Corporation System PA
Mailing Address:	No Address

Officers

Name:	**JOHN L PRESTON**
Title:	**President**
Address:	330 W 42ND ST NEW YORK NY 10036
Name:	**SHOLOM D COMAY**
Title:	**Secretary**
Address:	330 W 42ND ST NEW YORK NY 10036
Name:	**C ANDREW WILLIAMS**
Title:	**Treasurer**
Address:	330 W 42ND ST NEW YORK NY 10036
Name:	**KENNETH L CAMPBELL**
Title:	**Vice President**